UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

VESTIN REALTY MORTGAGE II, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125121	61-1502451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 W. SUNSET ROAD #200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Vestin Realty Mortgage II, Inc. (“VRTB”) announced that on June 16, 2014, VRTB along with the board of directors of Vestin Realty Mortgage I, Inc. (“VRTA”) approved the purchase of MVP REIT, Inc.’s (“MVP”) membership interest in two office buildings.

Under the terms of the proposed transaction, VRTB and VRTA collectively will purchase a one hundred percent (100%) interest in Building A, LLC for that certain office building located at 8880 West Sunset Road, Las Vegas, Nevada and will purchase the remaining approximately fifty-eight percent (58%) interest in Building C, LLC for that certain office building located at 8930 West Sunset Road, Las Vegas, Nevada.  VRTB had previously purchased the other forty-two percent (42%) membership interest.  As such, upon completion of these purchases, VRTB and VRTA collectively will own 100% of the membership interests of both office buildings. It is anticipated the membership interests will be allocated in proportion to the assets currently held by VRTB and VRTA.

The purchase price for the remaining membership interests in Building A, LLC will collectively be approximately $3,600,000. Building A, LLC currently has approximately $8,500,000 in indebtedness on the property which will remain after the purchase is complete. The purchase price for the membership interest in Building C, LLC will collectively be approximately $6,600,000. Building C, LLC currently has approximately $8,500,000 in indebtedness on the property which will remain after the purchase is complete.  The purchase price for both buildings was equal to the amount paid by MVP to acquire the buildings which acquisition was within the past twelve (12) months.  No commissions will be paid in connection with the purchase.

The proposed acquisition is subject to the completion of definitive agreements being executed. It is currently anticipated that the closing for the acquisitions will take place in July 2014 however there can be no assurance when and if these acquisitions will be completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE II, INC.

	By	Vestin Mortgage, LLC., its sole manager

Date: June 17, 2014	By	/s/ Tracee Gress
Tracee Gress
Chief Financial Officer